EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF

INTERNATIONAL BANCSHARES CORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, International Bancshares Corporation, a Texas corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is International Bancshares Corporation, and the filing number issued to the Corporation by the Secretary of State of the State of Texas is 135841200.

ARTICLE TWO

Article IV of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

ARTICLE IV

The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred Seventy-Five Million (275,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

ARTICLE THREE

The amendment to the Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on May 16, 2005.

ARTICLE FOUR

The amendment has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the Corporation.

EXECUTED this 16th day of May, 2005.

INTERNATIONAL BANCSHARES CORPORATION

	By:	/s/ DENNIS E. NIXON
Dennis E. Nixon, Chairman of the Board and President